UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2016

DEMAND MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events.

studioD Realignment

On June 14, 2016, Demand Media, Inc. (the “Company”) undertook certain actions to streamline its studioD business, which develops and executes content marketing strategies and creates custom content for third-party brands, publishers and agencies, and better align this business with the Company’s existing Content & Media service offering (the “studioD Realignment”). As part of the studioD Realignment, the Company reduced the staffing within its studioD business by 35 full-time employees. The remaining studioD employees are being integrated into the Company’s core Content & Media businesses, where studioD will focus on creating and distributing sponsored and native content for brands and advertisers. The Company expects to incur charges of approximately $900,000 primarily in the second quarter of 2016 for severance and other termination benefits incurred in connection with the studioD Realignment.

Stock Repurchase Plan

Following the studioD Realignment and the Company’s recent sale of its Cracked.com humor website business, the Company’s board of directors and management is considering re-initiating repurchases of its common stock pursuant to its existing stock repurchase plan (the “Repurchase Plan”), under which repurchases of up to $50.0 million were previously authorized. As of March 31, 2016, approximately $19.2 million remained available under the Repurchase Plan, of which the Company is currently considering repurchasing up to $5.0 million worth of its common stock through the end of 2016. The timing, purchase price and actual number of shares repurchased, if any, will depend on various factors being evaluated by the Company, including market prices, the Company’s liquidity position, corporate and regulatory requirements, alternative investment opportunities and other market conditions. Share repurchases, if any, may be effected through negotiated transactions or open market purchases, including pursuant to a trading plan implemented pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2016	DEMAND MEDIA, INC.

	By:	/s/ Daniel Weinrot
Daniel Weinrot
Executive Vice President and General Counsel

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